Exhibit 99.1

News Release
For further information, please contact:

Scott A. Kingsley, E.V.P. and
Chief Financial Officer
Office: (315) 445-3121
Fax: (315) 445-7347
For Immediate Release

COMMUNITY BANK SYSTEM, INC. DISPOSES OF CERTAIN
ASSETS IN RESPONSE TO THE VOLCKER RULE

Syracuse, N.Y. — December 31, 2013 — Community Bank System, Inc. (NYSE: CBU) announced that it has sold its entire portfolio of bank and insurance trust preferred collateralized debt obligation (CDO) securities in response to uncertainties created by the announcement of the final rules implementing the Volcker Rule, which was released jointly by the Federal Reserve and other federal regulatory agencies on December 10, 2013.  The Company believes that the final rules that implement Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, commonly referred to as the “Volcker Rule”, require banking entities to divest certain disallowed securities, including its holdings of trust preferred CDOs.  In addition, the Company also extinguished $226.4 million of Federal Home Loan Bank (FHLB) term advances and sold $417.6 million of Treasury securities previously classified as “Held to Maturity”.  The impact of these actions was a pre-tax loss of approximately $6.9 million, or $0.12 per share, after-tax, which will be reflected in the Company’s fourth quarter 2013 results.  The $6.9 million pre-tax loss was comprised of $32.4 million of gains on the Treasury securities, $15.5 million of losses on the trust preferred CDOs, and a $23.8 million charge from the early debt extinguishment.  The Company also reinvested the net cash proceeds created from these transactions of approximately $246 million, into Treasury securities with similar durations to the assets sold in order to replace the net interest income impact of the security sales and debt extinguishment.

“We are pleased to have efficiently executed the sale of the trust preferred CDOs and the simultaneous investment and debt actions which we believe are in the best interest of our shareholders,” said Mark Tryniski, the Company’s President & CEO.  “These actions serve to eliminate the uncertainties created by the Volcker Rule.”

Headquartered in DeWitt, New York, Community Bank System, Inc. has $7.3 billion in assets and over 180 customer facilities.  The Company’s banking subsidiary, Community Bank, N.A. operates across Upstate New York and Northeastern Pennsylvania.  Its other subsidiaries include: Benefit Plans Administrative Services, Inc., a national employee benefits consulting and trust administration firm; the CBNA Insurance Agency, with offices in five northern New York communities; Community Investment Services, Inc., a wealth management firm delivering a wide range of financial products throughout the Company’s branch network; and Nottingham Advisors, an investment management and advisory firm.  For more information, visit: www.communitybankna.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements. CBU does not assume any duty to update forward-looking statements.
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